EXHIBIT 99.1

                                              INVESTOR RELATIONS CONTACT:
                                              Blair W. Lambert
                                              Tel: 415-278-7933
                                              investor_relations@gymboree.com

                                              MEDIA RELATIONS CONTACT:
                                              Kimberly Kim
                                              Tel: 415-278-7472
                                              media_relations@gymboree.com


        THE GYMBOREE CORPORATION REPORTS JANUARY AND FOURTH QUARTER SALES

San Francisco, Calif., February 2, 2006 - The Gymboree Corporation (NASDAQ:
GYMB) reported net sales from retail operations for the four-week period ended January 28, 2006 of $51.2 million, an increase of 5% compared to net sales from continuing retail operations of $48.6 million for the same four-week period last year. Comparable store sales for the four-week period increased 2% compared to a 10% increase for the same period last year.

Net sales from retail operations for the fourth fiscal quarter ended January 28, 2006 were $202.9 million, an increase of 17% compared to net sales from continuing retail operations of $173.0 million for the same period last year. Comparable store sales for the fourth fiscal quarter increased 14% compared to the same period last year.

"January marks the end of a remarkable quarter," said Matthew McCauley, Gymboree's CEO. "We generated record sales while being less promotional throughout the quarter."

Net sales from retail operations for the full fiscal year ended January 28, 2006 were $667.5 million, an increase of 14% compared to net sales from continuing retail operations of $583.7 million for the same period last year. Comparable store sales for the full fiscal year 2005 increased 9% compared to the prior year.

The Company now expects earnings from continuing operations for the fiscal quarter ended January 28, 2006 to be in the range of $0.52 to $0.54 per diluted share. For the fiscal year ended January 28, 2006, the Company expects earnings from continuing operations to be in the range of $0.92 to $0.94 per diluted share.

For the first quarter of fiscal 2006, the Company expects to achieve a low single digit comparable store sales increase. In addition, the Company expects earnings from continuing operations for the first fiscal quarter of 2006 to be in the range of $0.21 to $0.23 per diluted share before the impact of stock based compensation. For the full fiscal year 2006, the Company now anticipates that its earnings per diluted share from continuing operations will be in the range of $1.09 to $1.13 before the impact of stock based compensation. The Company previously announced that it will adopt FAS Statement 123R "Share-Based Payment" beginning in fiscal 2006.

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MANAGEMENT PRESENTATIONS

For more information about January sales, please listen to The Gymboree Corporation's monthly sales recording by calling the Company's Investor Relations Hotline at 415-278-7933. The recording will be available Thursday, February 2 at 7:55 a.m. ET through Wednesday, February 8 at 11:59 p.m. PT.

ABOUT THE GYMBOREE CORPORATION

The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of January 28, 2006, the Company operated a total of 659 stores: 565 Gymboree(R) retail stores (537 in the United States and 28 in Canada), 13 Gymboree Outlet retail stores, 64 Janie and Jack(R) retail shops and 17 Janeville(R) stores in the United States. The Company also operates online stores at www.gymboree.com and www.janieandjack.com, and offers directed parent-child developmental play programs at 545 franchised and company-operated centers in the United States and 25 other countries.


FORWARD-LOOKING STATEMENTS

The foregoing sales figures for the four-week, quarter and 52-week periods ended January 28, 2006, are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from the financial information indicated. The foregoing paragraphs contain forward-looking statements relating to anticipated sales growth and cash flows and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, unanticipated costs actually incurred in connection with the liquidation of our UK and Ireland operations, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 29, 2005. These forward-looking statements reflect The Gymboree Corporation's expectations as of January 28, 2006. The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack and Janeville are registered trademarks of The Gymboree Corporation.

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